UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2014

Ally Financial Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-3754	38-0572512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Renaissance Center

P.O. Box 200

Detroit, Michigan

48265-2000

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 710-4623

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 13, 2014, the board of directors (the “Board”) of Ally Financial Inc. (“Ally”) adopted an amended and restated certificate of incorporation (the “Amended and Restated Charter”) and amended and restated bylaws (the “Amended and Restated Bylaws”). The Amended and Restated Charter and the Amended and Restated Bylaws are conditioned upon, and become effective on or after the pricing of an initial public offering (an “IPO”) by Ally of shares of its common stock, par value $0.01 per share (the “Common Stock”).

The Amended and Restated Charter and the Amended and Restated Bylaws would replace in their entirety the previous provisions contained in Ally’s pre-IPO certificate of incorporation and bylaws if an IPO occurs.

The foregoing information is qualified by reference to the Amended and Restated Charter and the Amended and Restated Bylaws, which are attached as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Prior to implementing the Amended and Restated Charter and the Amended and Restated Bylaws described above, Ally submitted proposals for such actions to certain holders of Ally’s Common Stock for consent and approval. In addition, Ally submitted proposed 2014 compensation plans, a voting agreement between Ally and the United States Department of the Treasury (“Treasury”) and a stockholders agreement among Ally, Treasury and FIM Holdings LLC (“FIM”) to such holders for consent and approval. Stockholder consents were provided on March 14, 2014 by stockholders holding a majority of Ally’s outstanding shares of Common Stock.

The 2014 compensation plans will become effective upon the pricing of an IPO. The 2014 compensation plans are attached as Exhibits 3.5 through 3.8 to this Current Report on Form 8-K and incorporated herein by reference.

The voting agreement provides that, effective upon the consummation of an IPO and until the termination of the voting agreement, Treasury will vote its shares of Ally’s Common Stock at any meeting (whether annual or special) with respect to each matter on which common stockholders are entitled to vote, other than certain designated matters, in the same proportion as all other shares of the Common Stock are voted with respect to each such matter. Designated matters are (i) the election and removal of directors, (ii) the approval of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of Ally’s stockholders, (iii) the approval of a sale of all or substantially all of Ally’s assets or property, (iv) the approval of Ally’s dissolution, (v) the approval of any issuance of Ally’s securities on which common stockholders are entitled to vote, (vi) the approval of any amendment to Ally’s Amended and Restated Charter or Amended and Restated Bylaws on which common stockholders are entitled to vote and (vii) the approval of any other matters reasonably incidental to clauses (i) through (vi) as determined by Treasury. The rights, restrictions, and obligations under the voting agreement shall terminate when Treasury beneficially owns less than 2% of the shares of Ally’s Common Stock then issued and outstanding.

The stockholders agreement will become effective upon the consummation of an IPO. The stockholders agreement provides that so long as (a) Treasury holds at least 20% of the shares of Ally’s outstanding Common Stock, Treasury will have the right to designate two nominees to Ally’s Board and (b) Treasury holds at least 9.9% of the shares of Ally’s outstanding Common Stock, Treasury will have the right to designate one nominee to Ally’s Board; provided that for Ally’s 2014 annual meeting, Treasury agrees to select its nominee(s) from among its existing designees. In addition, so long as FIM and its affiliates hold at least 5% of the shares of Ally’s outstanding Common Stock, FIM will have the right to designate one nominee to Ally’s Board, provided that FIM’s right to designate a nominee will not apply if Mr. Stephen A. Feinberg remains a member of the Board. In addition, for so long as FIM and its affiliates hold any share of outstanding Common Stock, they will be entitled to appoint one non-voting observer to the Board. Additionally, for so long as Treasury and its affiliates hold at least 9.9% of the then outstanding Common Stock, they will be entitled to appoint one non-voting observer to the Board. Pursuant to its terms, the stockholders agreement will terminate and be of no further force or effect upon the earliest of (i) the date that Treasury ceases to hold at least 9.9% of the Common Stock, (ii) with respect to FIM, the date FIM and its affiliates cease to own any Common Stock, and (iii) the date of a written agreement of Ally, Treasury and FIM.

The voting agreement and the stockholders agreement are attached as Exhibits 3.3 and 3.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this Report.

Exhibit No.	Description of Exhibits

3.1	Form of Amended and Restated Certificate of Incorporation

3.2	Form of Amended and Restated Bylaws

3.3	Form of Voting Agreement between Ally Financial Inc. and United States Department of the Treasury

3.4	Form of Stockholders Agreement among Ally Financial Inc., FIM Holdings LLC and United States Department of the Treasury

3.5	Form of Ally Financial Inc. 2014 Executive Performance Plan

3.6	Form of Ally Financial Inc. 2014 Incentive Compensation Plan

3.7	Form of Ally Financial Inc. Employee Stock Purchase Plan

3.8	Form of Ally Financial Inc. 2014 Non-Employee Directors Equity Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. (Registrant)

Date: March 14, 2014	By:	/s/ David J. DeBrunner
		Name:	David J. DeBrunner
		Title:	Vice President, Chief Accounting Officer and Controller